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                         January 11, 2024

       Steven Wang
       Chief Financial Officer
       Hollysys Automation Technologies, Ltd.
       No. 2 Disheng Middle Road
       Beijing Economic-Technological Development Area
       Beijing , P. R. China 100176

                                                        Re: Hollysys Automation
Technologies, Ltd.
                                                            Form 20-F for the
year ended June 30, 2023
                                                            File No. 1-33602

       Dear Steven Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing